Exhibit 99.1

OriginOil Introduces Evaluation-Size Algae Appliance Model 4 to Speed Adoption of New Harvesting Technology

Breakthrough design and lower price point intended to shorten evaluations, open up algae harvesting to broader base of customers

Los  Angeles, California - 23 March, 2012 – OriginOil, Inc. (OTC/BB: OOIL), developer of a breakthrough technology to convert algae into renewable crude oil, announced today the release of a new entry-level, low-cost algae harvester that it believes will make it easier, faster and cheaper for producers and researchers to try and buy OriginOil’s proprietary harvesting technology.

Driven by a major design breakthrough, the new price point of the Algae Appliance™ Model 4 is expected to greatly accelerate adoption of OriginOil’s chemical-free, continuous-flow, very low-energy system. The company intends to make it easy for Model 4 users to upgrade to industrial scale models of the Algae Appliance.

“Algae producers know they don’t have the right technology for sustainable harvesting, but they aren’t sure the new technology will work for them. This leads to wasteful and lengthy evaluation periods,” said Riggs Eckelberry, OriginOil’s CEO. “This new trial-size model cuts through that process by letting producers evaluate very quickly and make a decision to move up to full scale. Meanwhile, we expect the Model 4 to find a permanent place in research labs.”

OriginOil’s French joint venture partner Ennesys will receive the first Model 4. “Given the very tight space constraints in our urban test program, we needed a super compact, integrated algae harvester,” said Pierre Tauzinat, President of Ennesys. “The new design is perfect, as is the price point. We know numerous researchers and producers who are waiting for such an affordable and simple algae harvester. It’s a revolution!”

Designated the Algae Appliance™ Model 4 for its rated capacity of four liters (about a gallon) per minute, the new unit will operate either continuously or intermittently for testing purposes on a wide variety of microalgae strains.

“We’ve vastly simplified the process by doing everything at once in the same vessel: dewatering, cell rupture, and the final concentration stage,” said Nicholas Eckelberry, OriginOil’s co-founder and the inventor of the new design. “We think the design breakthrough will transform the cost of our larger models too, helping many more companies go into algae production in a big way.”

The new model carries a manufacturer’s suggested price of $50,000, with credits for strategic partners who sign a multi-phase collaboration agreement with OriginOil. Additional credits will be available for upgrading or trading in the Model 4 to larger systems. OriginOil will also offer training and certification in high-speed algae production and harvesting at its Los Angeles headquarters.

The company recently filed for patent protection of the new harvesting technology, its 30th patent application, entitled “Systems and Methods For Harvesting and Dewatering Algae.”

About OriginOil, Inc. (www.originoil.com)

OriginOil® helps algae growers extract oil from algae for use as a feedstock for the commercial production of transportation fuels, chemicals and foods. In a single step, our breakthrough technology efficiently dewaters and breaks down algae for its useful products, overcoming one of the greatest challenges in making algae a viable replacement for petroleum. As a pioneer and the emerging leader in the global algae oil services field, OriginOil supports its core algae extraction technology with an array of process innovations for some of the world’s most successful algae growers and refiners, just as pioneers like Schlumberger and Halliburton have done in the oilfield services industry. To learn more about OriginOil®, please visit our website at www.originoil.com.

Safe Harbor Statement:

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:	Jerry Schranz
Antenna Group – a Beckerman Company 201-465-8020 jerry@antennagroup.com

Investor Relations:	Tom Becker
Toll-free: 877-999-OOIL (6645) Ext. 641 International: +1-323-939-6645 Ext. 641 Fax: 323-315-2301 ir@originoil.com www.originoil.com

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